Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 1, 2021

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2022 First Quarter Results
•Sales of $484 million increased 21 percent year-over-year; growth across all regions and end markets
•Earnings per diluted share (EPS) of $0.43 and adjusted EPS of $0.44
•Strong cash flow from operations of $16 million; up approximately 60 percent year-over-year
•Significant operating leverage drove more than 1,500 basis point improvement in operating margin; 870 basis points on an adjusted basis
•Share repurchase program initiated; $13 million of common stock purchased in the quarter
PITTSBURGH, (November 1, 2021) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2022 first quarter ended September 30, 2021, with earnings per diluted share (EPS) of $0.43, compared with loss per share (LPS) of $0.26 in the prior year quarter, and adjusted EPS of $0.44, compared with $0.03 in the prior year quarter.
“The continued execution of our Commercial and Operational Excellence initiatives in an improving market environment resulted in strong performance this quarter, with sales and free operating cash flow outpacing normal quarterly sequential patterns. The results show substantial year-over-year margin improvement, driven by strong operating leverage and timely, strategic pricing actions,” said Christopher Rossi, President and CEO.
“Looking ahead, despite existing market and supply chain uncertainties, we remain confident in our ability to drive strong operating leverage for the full year,” Rossi added.

Fiscal 2022 First Quarter Key Developments
Sales of $484 million increased 21 percent from $400 million in the prior year quarter, reflecting organic growth of 19 percent and a favorable currency exchange effect of 2 percent.
Operating income was $55 million, or 11.3 percent of sales, compared to an operating loss of $17 million, or negative 4.3 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, $1 million of restructuring and related charges compared to $29 million in the prior year quarter, favorable pricing, favorable product mix and approximately $5 million of incremental simplification/modernization benefits, partially offset by approximately $15 million due to the restoration of salaries and other cost-control measures that were taken in the prior year. Adjusted operating income was $56 million, or 11.6 percent margin, compared to $11 million, or 2.9 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 27.0 percent and the adjusted ETR was 26.9 percent, both provisions on income, compared to reported ETR of 12.1 percent (benefit on a loss) and adjusted ETR of 33.4 percent (provision on income) in the prior year quarter. The year-over-year change in both the reported ETR and the adjusted ETR is due primarily to higher pretax income in the current year.

Reported EPS in the current quarter includes restructuring and related charges of $0.01 per share. Reported LPS in the prior year quarter includes restructuring and related charges of $0.30 per share, partially offset by differences in annual projected tax rates of $0.01 per share.
Year-to-date net cash flow provided by operating activities was $16 million compared to $10 million in the prior year quarter. The change in net cash flow provided by operating activities was driven primarily by higher net income, partially offset by working capital adjustments. Year-to-date free operating cash flow (FOCF) was negative $2 million compared to negative $29 million in the prior year quarter. The change in FOCF was driven primarily by lower net capital expenditures related to simplification/modernization initiatives and higher cash flow provided by operating activities.
During the quarter, the Company repurchased $13 million of Kennametal common stock under the previously announced share repurchase program.

Outlook
The Company’s expectations for the second quarter of fiscal 2022 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be up 9 - 14 percent compared to the prior year quarter
•Cost headwinds of approximately $10 million from prior year temporary cost controls
•Costs increasing approximately $10 million from the first quarter due to price/raw materials, merit increases and higher depreciation expense
Annual Outlook:
•Strong operating leverage for the full year
•First half headwinds from prior year temporary cost controls of approximately $25 million
•Free operating cash flow at approximately 100 percent of adjusted net income
•Capital spending expected to be $110 - $130 million
•Primary working capital trending toward 30 percent of sales by year-end
•Adjusted ETR expected to be 25 - 28 percent
The Company will provide more details regarding its fiscal 2022 assumptions on its conference call.
Segment Results
Metal Cutting sales of $298 million increased 20 percent from $248 million in the prior year quarter, driven by organic growth of 19 percent and a favorable currency exchange effect of 2 percent, partially offset by an unfavorable business day effect of 1 percent. Operating income was $29 million, or 9.8 percent of sales, compared to an operating loss of $24 million, or negative 9.5 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, $1 million of restructuring and related charges compared to $26 million in the prior year quarter, favorable product mix, approximately $4 million of incremental simplification/ modernization benefits and favorable pricing, partially offset by approximately $11 million due to the restoration of salaries and other cost-control measures that were taken in the prior year and certain manufacturing inefficiencies. Adjusted operating income was $30 million, or 10.2 percent margin, compared to $2 million, or 1.0 percent margin, in the prior year quarter.
Infrastructure sales of $185 million increased 21 percent from $152 million in the prior year quarter, driven by organic growth of 19 percent and a favorable currency exchange effect of 3 percent, partially offset by an unfavorable business day effect of 1 percent. Operating income was $26 million, or 14.1 percent of sales, compared to $7 million, or 4.8 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, favorable pricing, restructuring and related charges in the prior year quarter of $3 million that did not repeat in the current quarter and favorable product mix, partially offset by approximately $3 million due to the restoration of salaries and other cost-control measures that were taken in the prior year and higher raw material costs. Adjusted operating income was $26 million, or 14.1 percent margin, compared to $10 million, or 6.5 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 23, 2021 to shareholders of record as of the close of business on November 9, 2021.
The Company will host a conference call to discuss its first quarter fiscal 2022 results on Tuesday, November 2, 2021 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2022 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration and spread of the COVID-19 pandemic, the emergence of more contagious or virulent strains of the virus, its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally, including as a result of travel restrictions, business and workforce disruptions associated with the pandemic, the success of preventative measures to contain or mitigate the spread of the virus and emerging variants, and the effectiveness, distribution and acceptance of COVID-19 vaccines; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,600 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $1.8 billion in revenues in fiscal 2021. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2021	2020
Sales	$483,509	$400,305
Cost of goods sold	322,759	295,232
Gross profit	160,750	105,073
Operating expense	102,694	93,340
Restructuring and asset impairment charges	190	25,577
Amortization of intangibles	3,260	3,334
Operating income (loss)	54,606	(17,178)
Interest expense	6,321	10,578
Other income, net	(3,459)	(4,019)
Income (loss) before income taxes	51,744	(23,737)
Provision for (benefit from) income taxes	13,992	(2,877)
Net income (loss)	37,752	(20,860)
Less: Net income attributable to noncontrolling interests	1,554	815
Net income (loss) attributable to Kennametal	$36,198	$(21,675)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.43	$(0.26)
Diluted earnings (loss) per share	$0.43	$(0.26)
Basic weighted average shares outstanding	83,880	83,318
Diluted weighted average shares outstanding	84,751	83,318

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$107,316	$154,047
Accounts receivable, net	279,726	302,945
Inventories	505,000	476,345
Other current assets	74,906	71,470
Total current assets	966,948	1,004,807
Property, plant and equipment, net	1,036,430	1,055,135
Goodwill and other intangible assets, net	391,372	397,656
Other assets	212,818	208,163
Total assets	$2,607,568	$2,665,761
LIABILITIES
Revolving and other lines of credit and notes payable	$368	$8,365
Accounts payable	177,077	177,659
Other current liabilities	211,778	251,370
Total current liabilities	389,223	437,394
Long-term debt	592,510	592,108
Other liabilities	261,188	268,054
Total liabilities	1,242,921	1,297,556
KENNAMETAL SHAREHOLDERS’ EQUITY	1,324,951	1,329,608
NONCONTROLLING INTERESTS	39,696	38,597
Total liabilities and equity	$2,607,568	$2,665,761

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2021	2020
Outside Sales:
Metal Cutting	$298,430	$247,876
Infrastructure	185,079	152,429
Total sales	$483,509	$400,305
Sales By Geographic Region:
Americas	$225,736	$179,633
EMEA	148,330	122,764
Asia Pacific	109,443	97,908
Total sales	$483,509	$400,305
Operating income (loss):
Metal Cutting	$29,164	$(23,626)
Infrastructure	26,036	7,268
Corporate (1)	(594)	(820)
Total operating income (loss)	$54,606	$(17,178)
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2021 and 2020 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2022 have not been provided, including but not limited to: FOCF, adjusted net income, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$483,509	$54,606	27.0%	$36,198	$0.43
Reported operating margin		11.3%
Restructuring and related charges	—	1,244	21.0	983	0.01
Differences in projected annual tax rates	—	—	(21.1)	10	—
Adjusted results	$483,509	$55,850	26.9%	$37,191	$0.44
Adjusted operating margin		11.6%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$298,430	$29,164	$185,079	$26,036
Reported operating margin		9.8%		14.1%
Restructuring and related charges	—	1,225	—	19
Adjusted results	$298,430	$30,389	$185,079	$26,055
Adjusted operating margin		10.2%		14.1%

THREE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating (loss) income	ETR	Net (loss) income(2)	Diluted (L)EPS
Reported results	$400,305	$(17,178)	12.1%	$(21,675)	$(0.26)
Reported operating margin		(4.3)%
Restructuring and related charges	—	28,623	12.3	24,951	0.30
Differences in projected annual tax rates	—	—	9.0	(979)	(0.01)
Adjusted results	$400,305	$11,445	33.4%	$2,297	$0.03
Adjusted operating margin		2.9%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating (loss) income	Sales	Operating income
Reported results	$247,876	$(23,626)	$152,429	$7,268
Reported operating margin		(9.5)%		4.8%
Restructuring and related charges	—	26,000	—	2,627
Adjusted results	$247,876	$2,374	$152,429	$9,895
Adjusted operating margin		1.0%		6.5%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2021	2020
Net cash flow provided by operating activities	$15,803	$9,622
Purchases of property, plant and equipment	(17,844)	(39,345)
Disposals of property, plant and equipment	393	334
Free operating cash flow	$(1,648)	$(29,389)

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended September 30, 2021	Metal Cutting	Infrastructure	Total
Organic sales growth	19%	19%	19%
Foreign currency exchange effect (3)	2	3	2
Business days effect (4)	(1)	(1)	—
Sales growth	20%	21%	21%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.